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                                  EXHIBIT 12.1
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
                                             1998           1999          2000         2001           2002
                                           ---------     ---------     ---------     ---------      ---------
FIXED CHARGES:
Interest expense including
   amortization of debt issuance costs     $  12,491     $  16,447     $  20,108     $  18,278      $  17,301
Interest on rent expense (1)                   2,463         3,419         3,453         3,564          2,938
                                           ---------     ---------     ---------     ---------      ---------
Total fixed charges                           14,954        19,866        23,561        21,842         20,239

EARNINGS:
Income (loss) before income taxes             53,757        51,830         6,803       (76,364)      (107,427)
Fixed charges                                 14,954        19,866        23,561        21,842         20,239
                                           ---------     ---------     ---------     ---------      ---------
Income (loss) before fixed charges            68,711        71,696        30,364       (54,522)       (87,188)

RATIO OF EARNINGS TO FIXED CHARGES               4.6           3.6           1.3          -2.5           -4.3
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      (1)   The Company believes one-third of rent expense represents a reasonable approximation of the interest factor.